Contacts:	Glenn Zaccara
404-828-4663
gzaccara@ups.com

UPS NAMES JIM BARBER CHIEF OPERATING OFFICER, APPOINTS NANDO CESARONE PRESIDENT, INTERNATIONAL

ATLANTA, March 6, 2018 - UPS (NYSE:UPS) Chairman and Chief Executive Officer David Abney today announced the appointment of Jim Barber as Chief Operating Officer. As UPS COO, Barber will assume responsibility for the company’s global small package, freight, supply chain and freight forwarding units and engineering.
Further, Nando Cesarone is named International President, replacing Barber and joining UPS’s Management Committee, the company’s senior leadership group.
“I am pleased to elevate Jim Barber to this key leadership role,” Abney said. “I look forward to his actions to achieve more profitable growth through driven execution, and by capitalizing on our investments in the network, technology and an expanded market presence. He possesses tremendous breadth of experience, knowledge and proven ability to generate sustained performance gains.”
“These leadership appointments draw on the deep talent within UPS’s management team. Nando brings extensive industry experience, innovative thinking and an entrepreneurial approach that will help our teams attain ambitious goals,” Abney continued. “These appointments reward past performance, provide excellent career progression and create further development opportunities for UPS leaders elsewhere in the company.”
Jim Barber has served as president of UPS International since 2013, with responsibility for distribution, forwarding, small-package delivery, brokerage, and customs compliance. He assumed responsibility for the Supply Chain and Freight Forwarding units in 2015. Jim also led UPS's growing investment in emerging markets, including the creation of the ISMEA operating district to capture opportunities in south-to-south trade in the Indian subcontinent, the Middle East and Africa.
Jim previously served as president of UPS Europe, helping oversee the second wave of international expansion for UPS that first began in the mid-1990s. Drawing upon his experience in UPS's Mergers and Acquisitions Group, Jim oversaw several key acquisitions and integrations. Barber held positions of increasing responsibility in finance, accounting and operations management located in the U.S., United Kingdom, Belgium and Germany. He joined UPS as a delivery driver in 1985. He holds a degree in Finance from Auburn University.
Barber also serves as a trustee of The UPS Foundation and serves on the boards of UNICEF USA and the Folks Center for International Business at the University of South Carolina.

Nando Cesarone, a 27-year UPS veteran, will be responsible for all UPS International operations. Cesarone was appointed president of UPS’s European operations in 2016. The Europe region is UPS’s largest non-U.S. region and generates more than half of the company’s non-U.S. revenue. Before his most recent position, Cesarone served as president of the UPS Asia Pacific Region.
Cesarone has led UPS Europe to record business performance during the company’s $2 billion, five-year investment in the region’s technology, network and infrastructure designed to further improve speed, capacity and reliability for customers of all sizes doing business in, to, and from Europe.
A native of Toronto, Canada, Cesarone held several key international management positions at UPS, including country manager for Austria, Hungary and Switzerland; vice president of Operations for UPS Canada; president for North-East Europe; and president, UPS Asia Pacific. While in Asia, he expanded UPS’s presence in vital emerging markets, and 21 additional cities in China. He led strategic projects to accelerate intra-Asia transit times for more than 35 trade lanes connecting 41 markets and launched new products including Trade Management Services, and China-to-Europe rail freight. Cesarone, a member of the executive committee of the American Chamber of Commerce to the EU, received an MBA from Heriot Watt University - Edinburgh School of Business.
About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.

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